                                                                    EXHIBIT 99.1

                   AEROPOSTALE REPORTS SEPTEMBER SALES RESULTS



NEW YORK, NEW YORK - OCTOBER 5, 2005 - Aeropostale, Inc. (NYSE: ARO), a mall-based specialty retailer of casual and active apparel for young women and men, today announced that total net sales for the five-week period ended October 1, 2005 increased 15.1% to $104.3 million, compared to $90.6 million for the five-week period ended October 2, 2004. The company's comparable store sales decreased 4.2% for the month, versus a comparable store sales increase of 1.9% in the year ago period.

Year-to-date, total net sales have increased 21.3% to $685.2 million, compared to $565.1 million in the year-ago period. Year to date, comparable store sales have increased 0.2%, compared to an increase of 13.3% in the year-ago period.

Julian R. Geiger, Chairman and Chief Executive Officer said, "We are disappointed with our September sales results which were below our plan. While our sales trend started off strong at the beginning of the month, it decelerated as the month progressed due to an unexpectedly challenging retail environment. Despite our healthy transaction levels, our average unit retail continues to be under pressure due to increased promotional activity. We continue to make progress on clearing through our excess inventory and are focused on positioning ourselves appropriately for the holiday selling season."

The company also updated it guidance today. Based on the company's lower than anticipated September sales, the company now believes it will achieve earnings per share of $0.45 - $0.48 per diluted share based on a low-single digit decrease in comparable store sales for the third quarter versus its previously issued guidance of $0.50 - $0.53 per diluted share.

To hear the Aeropostale prerecorded September sales message, please dial (877) 519-4471 or (973) 341-3080, followed by the conference identification number #5637324.


ABOUT AEROPOSTALE, INC.
Aeropostale, Inc. is a mall-based, specialty retailer of casual apparel and accessories, principally targeting 11 to 18 year-old young women and men. The company provides customers with a focused selection of high-quality, active-oriented, fashion basic merchandise at compelling values. Aeropostale maintains control over its proprietary brands by designing, marketing and selling all of its own merchandise. Aeropostale products are currently purchased only in its stores, on-line thorough its website (www.aeropostale.com) or at organized sales events at college campuses.


ABOUT JIMMY'Z:

Jimmy'Z, a wholly owned subsidiary of Aeropostale, Inc., is a California lifestyle-oriented brand targeting fashion-aware young women and men ages 18 to
25. Jimmy'Z offers customers trend-right apparel in an innovative and unique store environment.

The first Aeropostale store was opened in 1987. The company currently operates 642 Aeropostale stores in 47 states and 8 Jimmy'Z stores in 6 states.

SPECIAL NOTE: THIS PRESS RELEASE AND ORAL STATEMENTS MADE FROM TIME TO TIME BY REPRESENTATIVES OF THE COMPANY CONTAIN CERTAIN "FORWARD-LOOKING STATEMENTS" CONCERNING EXPECTATIONS FOR SALES, STORE OPENINGS, GROSS MARGINS, EXPENSES, STRATEGIC DIRECTION AND EARNINGS. ACTUAL RESULTS MIGHT DIFFER MATERIALLY FROM THOSE PROJECTED IN THE FORWARD-LOOKING STATEMENTS. AMONG THE FACTORS THAT COULD CAUSE ACTUAL RESULTS TO MATERIALLY DIFFER INCLUDE, AMONG OTHERS, CHANGES IN THE COMPETITIVE MARKETPLACE, INCLUDING THE INTRODUCTION OF NEW PRODUCTS OR PRICING CHANGES BY OUR COMPETITORS, CHANGES IN THE ECONOMY AND OTHER EVENTS LEADING TO A REDUCTION IN DISCRETIONARY CONSUMER SPENDING; SEASONALITY; RISKS ASSOCIATED WITH CHANGES IN SOCIAL, POLITICAL, ECONOMIC AND OTHER CONDITIONS AND THE POSSIBLE ADVERSE IMPACT OF CHANGES IN IMPORT RESTRICTIONS; RISKS ASSOCIATED WITH UNCERTAINTY RELATING TO THE COMPANY'S ABILITY TO IMPLEMENT ITS GROWTH STRATEGIES, AS WELL AS THE OTHER RISK FACTORS SET FORTH IN THE COMPANY'S FORM 10-K AND CURRENT REPORTS ON FORM 8-K, FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THE COMPANY UNDERTAKES NO OBLIGATION TO UPDATE OR REVISE ANY FORWARD-LOOKING STATEMENTS TO REFLECT SUBSEQUENT EVENTS OR CIRCUMSTANCES.